EXHIBIT 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

Dollar Thrifty Automotive Group, Inc., a corporation organized and existing under the laws of the State of Delaware, HEREBY CERTIFIES AS FOLLOWS:

1.           The name of the corporation is Dollar Thrifty Automotive Group, Inc.  The date of filing its original Certificate of Incorporation with the Secretary of State was November 4, 1997. A Certificate of Designation of Series A Junior Participating Preferred Stock was filed on July 27, 1998 and is attached to the Certificate of Incorporation as Exhibit A.  A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on June 11, 2012

2.           This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

3.           This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as amended or supplemented heretofore and there is no discrepancy between this Restated Certificate of Incorporation and the text of the Certificate of Incorporation as amended or supplemented heretofore.

4.           The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full.

FIRST:	Name. The name of the Corporation is Dollar Thrifty Automotive Group, Inc. (the “Corporation”).

SECOND:
Registered Office and Agent.  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the registered agent at that address is The Corporation Trust Company.

THIRD:	Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:	Incorporator. The incorporator of the Corporation is Pentastar Transportation Group, Inc., an Oklahoma corporation, whose mailing address is 5330 East 31st Street, Tulsa, Oklahoma 74135.

FIFTH:
A.  Authorized Capital Stock.  The Corporation is authorized to issue 210,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).  Except as may otherwise be provided in any resolution adopted by the Board of Directors establishing the terms of any series of Preferred Stock pursuant to the authority granted below in Article 5, the authorized number of shares of the Common Stock and the  Preferred Stock may be increased or decreased by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, without the necessity for a separate class vote of the holders of the Common Stock or the Preferred Stock, as applicable.

1

B. Common Stock. The powers, preference and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1)  Voting.  Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, (a) the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation, and (b) at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each one (1) share of the Common Stock standing in such holder’s name on the Corporation’s stock transfer records.

(2)  Dividends.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3)  Liquidation or Dissolution.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors in proportion to the number of shares held by them, respectively, without regard to class.

(4)  Merger.  In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

C.  Preferred Stock.  The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock from time to time in one or more series, and to establish by resolution the designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the shares of each series.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determinations of the following:

(1) Number of Shares. The number of shares constituting that series and the distinctive designation of that series.

(2) Voting. Whether the shares of that series shall have voting rights in addition to any voting rights provided by law, and, if so, the terms of such voting rights.

(3)  Dividends.  The dividends payable on shares of that series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series.

(4)  Conversion Privileges.  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine.

2

(5)  Redemption.  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates.

(6) Sinking Fund. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund.

(7)  Liquidation.  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

(8) Other. Any other rights, preferences and limitations of that series.

SIXTH:	Management of the Business. The following provisions are included to further define the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors shall be fixed from time to time as provided in the Corporation’s By-Laws. The election of directors need not be by written ballot unless the By-Laws so provide.

(c)  A director shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Vacancies on the Board of Directors and newly created directorships shall be filled as provided in the By-Laws.  Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock have the right, voting separately as a series or together with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of the Certificate of Incorporation applicable to such series.

(d)  The Board of Directors is authorized to exercise all powers and do all things that the Corporation may exercise or do consistent with the Delaware General Corporation Law, this Certificate of Incorporation, and any By-Law adopted by the stockholders.  No By-Law adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Law had not been adopted.

SEVENTH:
Limited Liability of Directors:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law in effect from time to time.  If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended.  Any repeal or modification of this Article by the stockholders shall not adversely affect any right or protection of a director with respect to acts or omissions that occurred before such repeal or modification.

3

EIGHTH:
Indemnification.  A.  The Corporation shall indemnify to the fullest extent permitted under the Delaware General Corporation Law, as it may be amended from time to time, any person who was or is a party to (or witness in) or is threatened to be made a party to (or witness in) any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of (i) his or her service (or agreement to serve) as a director or officer of the Corporation, or at the request of the Corporation, as a director, officer, trustee, employee or agent of or in any other capacity with respect to another corporation, partnership, joint venture, trust or other enterprise (in any of the foregoing capacities, a “Representative of the Corporation”), or (ii) any action alleged to have been taken or omitted in such capacity.  The Corporation shall indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The Corporation may indemnify to the same extent any person who was or is a party to (or witness in) or is threatened to be made a party to (or witness in) any such action, suit or proceeding by reason of his or her service (or agreement to serve) as an employee or agent of the Corporation, or at the request of the Corporation, as a Representative of the Corporation.

B.  Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Corporation) or may (in the case of any action, suit or proceeding against an employee, agent or Representative of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article.

C.  The right to indemnification and advancement of expenses shall not be exclusive of any other right which any person may have or acquire under this Certificate, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

D.  Any repeal or modification of this Article by the stockholders shall not adversely affect any right to indemnification and advancement of expenses that existed at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH:
Meeting of Stockholders.  Stockholder meetings may be held within or without the State of Delaware, as the By-Laws may provide.  The Corporation’s books may be kept outside the State of Delaware at a place designated by the Board of Directors.

TENTH:
Additional Powers of Board of Directors.  In addition to the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Corporation’s By-Laws.  The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws.  The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of June, 2012.

                                                     By: /s/ Vicki J. Vaniman

Name: Vicki J. Vaniman
Title: Executive Vice President, General Counsel
And Corporate Secretary

4

EXHIBIT A
TO CERTIFICATE OF INCORPORATION

CERTIFICATE OF DESIGNATION

of

SERIES A JUNIOR PARTICIPATING
PREFERRED STOCK

of

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

Dollar Thrifty Automotive Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), DOES HEREBY CERTIFY:

That, pursuant to authority vested in the Board of Directors of the Company by its Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law, the Board of Directors of the Company has adopted the following resolution providing for the issuance of a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (hereinafter call the “Board of Directors” or the “Board”) by the Certificate of Incorporation of the Company, a series of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of the Company be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

I.  Designation and Amount

The shares of such series will be designated as Series A Junior Participating Preferred Stock (the “Series A Preferred”) and the number of shares constituting the Series A Preferred is 500,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Series A Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred.

II.  Dividends and Distributions

(a)  Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Stock, par value $.01 per share (the “Common Stock”), of the Company, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below)

on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the  aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or  a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred.  In the event that the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of  Series A Preferred are then issued or outstanding, the amount to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  The Company will declare a dividend on the Series A Preferred as provided in the immediately preceding paragraph immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock).  Each such dividend on the Series A Preferred will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

(c)  Dividends will accrue on outstanding shares of Series A Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred or (ii) the date of issue is a  Dividend Payment Date or is a date after the record date for the determination of holders of shares of  Series A Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date.  Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest.  Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the  time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board may fix a record date for the determination of holders of  shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

III.  Voting Rights

The holders of shares of Series A Preferred will have the following voting rights:

(a)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred will entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Company.  In the event the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock,

(ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of  shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  Except as otherwise provided herein, in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and  the holders of shares of Common Stock and any other capital stock of the Company having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)  Except as set forth in the Certificate of Incorporation or herein, or as otherwise provided by law, holders of shares of Series A Preferred will have no voting rights.

IV.  Certain Restrictions

(a)  Whenever dividends or other dividends or distributions payable on the Series A Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding have been paid in full, the Company will not:

(i)  Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred;

(ii)  Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except dividends paid ratably on the shares of Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  Redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the shares of Series A Preferred; or

(iv)  Redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the shares of Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)  The Company will not permit any majority-owned subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Article IV, purchase or otherwise acquire such shares at such time and in such manner.

V.  Reacquired Shares

Any shares of Series A Preferred purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof.  All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Company, or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

VI.  Liquidation, Dissolution or Winding Up

Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except distributions made ratably on the shares of Series A Preferred and  all such  parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred would otherwise be entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of  Common Stock that were outstanding immediately prior to such event.

VII.  Consolidation, Merger, Etc.

In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Company at any  time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock,

(b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares, or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VIII. Redemption

The shares of Series A Preferred are not redeemable.

IX.  Rank

The Series A Preferred rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Company’s Preferred Stock.

X.  Amendment

Notwithstanding anything contained in the Certificate of Incorporation of the Company to the contrary and in addition to any other vote required by applicable law, the Certificate of Incorporation of the Company may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least 80% of the outstanding shares of Series A Preferred, voting together as a single series.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chairman and President and attested by its Secretary this 23rd day of July, 1998.

Dollar Thrifty Automotive Group, Inc.

/s/ Joseph E. Cappy
Joseph E. Cappy
Chairman and President

Attest:

/s/ Stephen W. Ray
Stephen W. Ray
Secretary